Exhibit 99.1
Community Bankers Trust Corporation Reports Solid Third Quarter
Earnings and Strong Credit Quality and Loan Growth
Thursday November 6, 2008
•	Net income of $952,000 for the 3rd Quarter
•	Net-charge offs of $47,000; 0.04% of average loans
•	Allowance for loan losses to total loans of 1.24% on 9/30/08 from 1.06% on 6/30/08
•	Total loans increase 3.6% during the 3rd Quarter
•	Total securities increase 25.3% during the 3rd Quarter
November 6, 2008 (Glen Allen, Virginia) — Community Bankers Trust Corporation (the “Company” or “CBTC”) (AMEX: BTC) reported net income for its first full quarter of consolidated operations. Net income for the quarter ended September 30, 2008, was $952,000, or $0.04 fully diluted earnings per share. Net income for the nine month period in 2008 reflects a full nine month period for the Company and four months of consolidated operations, including its banking subsidiary. For the nine month period ended September 30, 2008, net income was $1,351,000, or $0.08 fully diluted earnings per share.
The Company was formed May 31, 2008, by the merger of Community Bankers Acquisition Corporation (“CBAC”), TransCommunity Financial Corporation and BOE Financial Service of Virginia, Inc. On May 31, 2008, the Company changed its name to Community Bankers Trust Corporation. Total shares outstanding at September 30, 2008, were 21,468,455. Based on the closing stock price on October 31, 2008, of $3.50 per common share, total market capitalization for the Company is $75.1 million. The $3.50 price per share equates to 50.0% of book value and 78.0% of tangible book value.
Net Income
Net income was $952,000 for the third quarter of 2008, or $0.04 per fully diluted share. This compares to net income of $372,000, or $0.03 per fully diluted share in the third quarter of 2007. The increase in earnings for the third quarter of 2008 compared to 2007 was $580,000, or 155.9%, and was primarily a result of the Company commencing operations after the merger transactions of May 31, 2008.
For the nine month period ended September 30, 2008, net income was $1.351 million. This compares to net income of $1.021 million for the same period in 2007. For the nine month period in 2008, net income for the Company increased by $330,000, or 32.3%. Fully diluted earnings per share were $0.08 and $0.09, respectively, for the nine month periods ended September 30, 2008 and September 30, 2007.
Nonaccruing loans were $2.535 million at September 30, 2008, or 0.51% of total loans. Loans past due 90 days or more and accruing interest were $2.413 million at September 30, 2008. Net charged-off loans were $47,000 in the third quarter of 2008, and $92,000 for the nine months ended September 30, 2008.
As previously announced, the Company had no exposure to Freddie Mac or Fannie Mae common or preferred equity securities. Additionally, the Company does not make or hold loans originated as subprime mortgages.
Balance Sheet
As of September 30, 2008, the Company had total assets of $695.040 million, an increase of $635.599 million, or 1,069.29%, from $59.441 million at December 31, 2007. Total loans amounted to $504.481 million on September 30, 2008 and were $0 on December 31, 2007. The Company acquired the assets, including loans, of TFC and BOE effective May 31, 2008. The Company’s securities portfolio increased $28.159 million, from $58.453 million at December 31, 2007, to $86.612 million at September 30, 2008. The Company had Federal funds purchased of $9.24 million on September 30, 2008 and $0 on December 31, 2007.
Total deposits at September 30, 2008 were $485.769 million and were $0 at December 31, 2007.
Stockholders’ equity at September 30, 2008 was $150.287 million and represented 21.63% of total assets. Stockholders’ equity was $45.312 million, or 76.23% of total assets at December 31, 2007.

George M. Longest, Jr., President and CEO of Community Bankers Trust Corporation stated: “In a very trying time for the banking industry our organization is very pleased with the solid earnings of our first combined quarter and the soundness of our capital adequacy and reserves. During the quarter we prudently raised our level of allowance for loan losses from 1.06% to total loans to 1.24% of total loans. Not included in this ratio were specific reserves of $1.177 million related to impaired loans that were marked to their fair values on the date of the mergers. We are also pleased to announce the successful conversion of our data processing platforms in early October. Based on our traditional community banking model, we feel that our prudent allowance level, coupled with our strong capital level, and the evidence of core earnings derived from the successful combination of our three companies places us in a very favorable position in light of the uncertain current economic environment we all face.”
Net Interest Income
Net interest income was $6.188 million for the three months ended September 30, 2008, compared to $712,000 for the same period in 2007. Net interest income was $8.615 million for the nine months ended September 30, 2008, compared to $2.127 million for the same period ended September 30, 2007.
The Company’s total loans-to-deposits ratio was 103.85% at September 30, 2008 and 0% at December 31, 2007.
Provision for Credit Losses
The Company’s provision for loan losses was $1.100 million and $1.334 million for the three and nine month periods ended September 30, 2008. Net charged-off loans were $47,000 and $92,000 for the three and nine month periods ended September 30, 2008. There were no provisions, charge-offs or recoveries during 2007.
Noninterest Income
For the three months ended September 30, 2008, noninterest income was $754,000 compared to $0 in the same period of 2007. Service charges on deposit accounts were $516,000 and other noninterest income was $238,000.
For the nine months ended September 30, 2008, noninterest income was $1.053 million compared to $0 in the same period of 2007. Service charges on deposit accounts were $696,000 and other noninterest income was $357,000.
The Company’s internally calculated net interest margin and interest spreads for the quarter ending September 30, 2008, were 4.07% and 3.47%, respectively.
Noninterest Expenses
For the three month period ended September 30, 2008, noninterest expenses were $4.656 million. Salaries and employee benefits were $2.375 million and represented the largest component of this category. Remaining overhead costs included other operating expenses of $577,000, amortization of intangibles of $406,000, professional fees of $375,000, occupancy expenses of $346,000, equipment expense of $292,000 and data processing fees of $285,000.
For the nine month period ended September 30, 2008, noninterest expenses were $6.591 million. Salaries and employee benefits were $2.949 million and represented the largest component of overhead. Other noninterest expenses included other operating expenses of $1.366 million, amortization of intangibles of $554,000, professional fees of $475,000, occupancy expenses of $458,000, equipment expense of $400,000 and data processing fees of $389,000 for the operating period.
The Company successfully converted and merged the data processing systems of its banking divisions on October 10, 2008, and anticipates a reduction in these expenses going forward as it operates one system.

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(dollars in thousands)

	September 30,	December 31, 2007
	(Unaudited)
Assets

Cash and due from banks	$11,585	$162
Interest bearing bank deposits	9,999	—
Federal funds sold	—	—

Total cash and cash equivalents	21,584	162

United States Treasury securities held in trust fund	—	58,453
Securities available for sale, at fair value	79,935	—
Securities held to maturity, fair value of $2,968 at September 30, 2008	3,000	—
Equity securities, restricted, at cost	3,677	—

Total securities	86,612	58,453

Loans	504,481	—
Allowance for loan losses	(6,235)	—

Net loans	498,246	—

Bank premises and equipment	23,092	—
Other real estate owned	398	—
Bank owned life insurance	6,242	—
Core deposit intangibles, net	14,397	—
Goodwill	39,495	—
Other assets	4,974	826

Total assets	$695,040	$59,441

Liabilities

Deposits:
Noninterest bearing	$54,577	$—
Interest bearing	431,192	—

Total deposits	485,769	—

Federal funds purchased	9,240	—
Federal Home Loan Bank advances	37,900	—
Trust preferred capital notes	4,124	—
Deferred payment to underwriter	—	2,100
Other liabilities	7,720	339

Total liabilities	$544,753	$2,439

Common stock, subject to conversion, 1,499,250 shares at conversion value	—	11,690

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized $.01 par value)	—	—
Common stock (50,000,000 shares authorized $.01 par value) 21,468,455, 9,375,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	215	94
Additional paid in capital	148,184	42,989
Retained earnings	2,719	2,229
Accumulated other comprehensive income (loss)	(831)	—

Total stockholders’ equity	$150,287	$45,312

Total liabilities and stockholders’ equity	$695,040	$59,441

See accompanying notes to unaudited consolidated financial statements

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(dollars and shares in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest and dividend income
Interest and fees on loans	$8,497	$—	$11,201	$—
Interest on federal funds sold	22	—	68	—
Interest on deposits in other banks	83	—	83	—
Interest and dividends on securities
Taxable	539	712	1,226	2,127
Nontaxable	333	—	443	—

Total interest income	9,474	712	13,021	2,127

Interest expense
Interest on deposits	2,908	—	3,935	—
Interest on federal funds purchased	101	—	114	—
Interest on other borrowed funds	277	—	357	—

Total interest expense	3,286	—	4,406	—

Net interest income	6,188	712	8,615	2,127

Provision for loan losses	1,100	—	1,334	—

Net interest income after provision for loan losses	5,088	712	7,281	2,127

Noninterest income
Service charges on deposit accounts	516	—	696
Other	238	—	357	—

Total noninterest income	754	—	1,053	—

Noninterest expense
Salaries and employee benefits	2,375	—	2,949	—
Occupancy expenses	346	—	458	—
Equipment expenses	292	—	400	—
Professional fees	375	—	475	—
Data processing fees	285	—	389	—
Amortization of intangibles	406	—	554	—
Other operating expenses	577	112	1,366	363

Total noninterest expense	4,656	112	6,591	363

Net income before income taxes	1,186	600	1,743	1,764
Income tax expense	234	228	392	743

Net income	$952	$372	$1,351	$1,021

Net (loss) income per share -basic	$0.04	$0.04	$0.09	$0.11

Net (loss) income per share — diluted	$0.04	$0.03	$0.08	$0.09

Weighted average number of shares outstanding
basic	21,469	9,375	14,750	9,375
diluted	21,486	11,814	16,197	11,750
See accompanying notes to unaudited consolidated financial statements

At September 30, 2008, nonperforming assets totaled $5.346 million, or 0.77% of total assets. However, three relationships included in September 30, 2008 nonperforming assets (see table set forth below), totaling $1.267 million have been subsequently paid in full. Taking into account these repayments, total nonperforming assets would have been 0.57%. Allowance for loan losses to nonperforming assets were 116.63% at September 30, 2008. Taking into account the aforementioned subsequently paid off relationships, allowance for loan losses to nonperforming assets would have been 152.86%. Nonperforming assets to loans & other real estate owned ratio was 1.06% at September 30, 2008, excluding subsequently paid off nonperforming loans, the ratio would have been 0.81%.
Net charge-offs were $47,000 for the three months ended September 30, 2008, and $92,000 for the nine months ended September 30, 2008.

(in 000's)	September 30, 2008
Nonaccrual loans	$2,535
Loans past due over 90 days	2,413
Other real estate owned	398

Total nonperforming assets	$5,346

Balances
Allowance for loan losses	$6,235
Average loans during quarter, net of unearned income	496,498
Loans, net of unearned income	504,481

Ratios
Allowance for loan losses to loans	1.24%
Allowance for loan losses to nonperforming assets	116.6%
Nonperforming assets to loans & other real estate	1.06%
3rd Quarter net charge-offs to average loans, annualized	0.04%
Return on Average Assets for the quarter was 0.54% and Return on Average Equity was 2.53%. Return on Tangible Equity was 3.95% for the third quarter of 2008.
Total stockholders’ equity was $150.287 million at September 30, 2008, and represented 21.6% of total assets. Book value was $7.00 per share at period end based on 21,468,455 shares outstanding. Tangible book value was $4.49 per share. The Company paid its first dividend of $0.04 per share on August 29, 2008. On November 3, 2008, the Company announced a quarterly dividend of $0.04 per common share payable on November 25, 2008, to shareholders of record on November 14, 2008. At September 30, 2008, the subsidiary bank and the Company’s risk-based capital ratios all exceed regulatory minimums and classify each as well capitalized.
CBTC is a well-capitalized, single-bank holding company headquartered in Richmond, Virginia, with $695.040 million in assets and $150.287 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names.
Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the American Stock Exchange (AMEX) under the symbol “BTC”.

Forward-Looking Statement:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties; related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343